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                       COHEN & STEERS SPECIAL EQUITY FUND, INC.
                                 757 THIRD AVENUE
                             NEW YORK, NEW YORK 10017


                                                      MARCH 31, 1997


Cohen & Steers Capital Management, Inc.
757 Third Avenue
New York, New York 10017


Dear Sirs:

    Cohen & Steers Special Equity Fund, Inc. (the 'Fund') hereby accepts your offer to purchase 4,000 shares at a price of $25.00 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

    Any redemption of these shares by you will be reduced by a pro rata portion of any then unamortized organization expenses of the Fund. This proration will be calculated by dividing the number of shares to be redeemed by the aggregate number of shares held which represent the initial capital of the Fund.


                                    Sincerely,

                                    COHEN & STEERS SPECIAL EQUITY FUND, INC

                                    BY: /s/ MARTIN COHEN



Accepted:

COHEN & STEERS CAPITAL MANAGEMENT, INC.

BY: /s/ ROBERT H. STEERS


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